UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2016

LinkedIn Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35168	47-0912023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2029 Stierlin Court

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 687-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2016, the Compensation Committee of the Board of Directors of LinkedIn Corporation (the “Company”) approved a grant to Jeff Weiner, the Company’s Chief Executive Officer, of an award of a number of restricted stock units covering shares of the Company’s Class A common stock determined by dividing $7 million by the $196.00 per share merger consideration payable to the Company’s stockholders in the proposed merger with Microsoft Corporation (or if the Company enters into an alternative acquisition agreement, the per share merger consideration or similar term used in the alternative acquisition agreement), effective as of immediately prior to the closing of the proposed merger with Microsoft Corporation or the transaction contemplated by the alternative acquisition agreement, as applicable, and subject to Mr. Weiner’s continued employment with the Company through the date of grant. The award is subject to certain terms and conditions, including the following: (1) the restricted stock units will be scheduled to vest on the earlier to occur of (A) the one-year anniversary of the closing date of the proposed merger with Microsoft (or the one-year anniversary of the closing date, in the event of a change in control transaction pursuant to an alternative acquisition agreement) or (B) December 31, 2017, subject to Mr. Weiner’s continued service through the vesting date; (2) the severance provisions (including as to equity acceleration) set forth in the offer letter by and between Mr. Weiner and the Company will apply to the award; (3) the award will be granted under the Company’s 2011 Equity Incentive Plan; and (4) all other terms and conditions of the award will be consistent with the Company’s standard form of restricted stock unit agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINKEDIN CORPORATION

By:	/s/ Michael J. Callahan
Michael J. Callahan
Senior Vice President, General Counsel and Secretary

Date:  June 30, 2016

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